                                                                    EXHIBIT 11.1

                       AWARD SOFTWARE INTERNATIONAL, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                        ---------------------------------------------------------------------
                                                                               THREE MONTH
                                                              YEAR ENDED       PERIOD ENDED
                                                             DECEMBER 31,     MARCH 31, 1995    THREE MONTH
                                        SIX MONTHS ENDED    ---------------   --------------    PERIOD ENDED
 In thousands, except per share data    DECEMBER 31, 1993    1994     1995                     MARCH 31, 1996
                                        -----------------   ------   ------                    --------------
                                                                                        (Unaudited)
Net income (loss)                            $(1,178)       $1,258   $1,165       $  316           $  386
                                        -----------------   ------   ------   --------------   --------------
Weighted average number of shares of
  common stock outstanding
  Common stock                                 3,841         3,841    3,611        3,841            3,097
  Number of common stock equivalents
     as a result of stock
     options/warrants outstanding
     using the treasury stock method              --            --      423          315              484
  Number of common stock issued and
     stock options and warrants
     granted in accordance with SAB
     No. 83                                    2,466         2,466    2,466        2,466            2,466
                                        -----------------   ------   ------   --------------   --------------
          Total                                6,307         6,307    6,500        6,622            6,047
                                        =================   ======   ======   ==============   ==============
Net income (loss) per share                  $ (0.19)       $ 0.20   $ 0.18       $ 0.05           $ 0.06
                                        =================   ======   ======   ==============   ==============

Net Income (Loss) per Share
Net income (loss) per share is computed using the weighted average number of common and common equivalent shares, when dilutive, from stock options and warrants (using the treasury stock method). Pursuant to a Securities and Exchange Commission Staff Accounting Bulletin, common and common equivalent shares (using the treasury stock method and the assumed public offering price) issued by the Company within 12 months prior to the Company's initial public offering have been included in the calculation as if they were outstanding for all periods presented.